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                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

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                                                      THREE MONTHS ENDED SEPTEMBER   NINE MONTHS ENDED SEPTEMBER
                                                                  30,                            30,
                                                      ----------------------------  -----------------------------
                                                          1996           1995            1996           1995
                                                      -------------  -------------  --------------  -------------
Net loss............................................  $  (4,825,000) $  (2,835,000) $  (12,740,000) $  (9,634,000)
                                                      -------------  -------------  --------------  -------------
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Weighted average shares of Common Stock
 outstanding........................................      1,118,000        697,971       1,050,637        697,360
Shares related to staff accounting bulletin topic
 4D:
  Stock options and warrants........................        270,351        270,351         270,351        270,351
  Common Stock......................................       --              403,352          56,245        403,653
  Convertible Preferred Stock (Series C)............      3,235,579      3,235,579       3,235,579      3,235,579
Shares used in computing net loss per share.........      4,623,930      4,607,253       4,612,812      4,606,943
Net loss per share..................................  $       (1.04) $       (0.62) $        (2.76) $       (2.09)
Calculation of shares outstanding for computing pro
 forma net loss per share:
  Shares used in computing net loss per share.......      4,623,930      4,607,253       4,612,812      4,606,943
  Adjusted to reflect the effect of the assumed
    conversion of Preferred Stock from the date of
    issuance(1).....................................      4,598,080      4,598,080       4,598,080      4,544,536
Shares used in computing pro forma net loss per
 share..............................................      9,222,010      9,205,333       9,210,892      9,151,479
Pro forma net loss per share........................  $       (0.52) $       (0.31) $        (1.38) $       (1.05)
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(1) Series A and B shares